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Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Patricia A. Spinella, Investor Relations – 201-847-5453

Colleen T. White, Corporate Communications – 201-847-5369

BD to Allow Poison Pill to Expire; also Adopts New Policy Regarding Election of Directors

Franklin Lakes, NJ (December 20, 2005) – In conjunction with the filing of its annual proxy statement today, BD (Becton, Dickinson and Company) (NYSE:BDX) announced that its shareholder rights plan, commonly known as a “poison pill,” will not be renewed upon its expiration in April 2006. The proxy statement describes this and certain other governance changes in the inaugural report of the Corporate Governance and Nominating Committee of BD’s Board of Directors.

Additionally, BD announced that it has amended its Corporate Governance Principles to require that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from election than votes “for” must offer his or her resignation for consideration by the Board.

“This approach to director elections further strengthens BD’s long-standing commitment to good corporate governance practices,” stated Edward J. Ludwig, Chairman, President and Chief Executive Officer. “Our Board of Directors continues to demonstrate outstanding responsiveness and dedication to shareholder interests in this important area.”

The full text of BD’s Corporate Governance Principles is available in the corporate governance section of the Company’s website at: http://www.bd.com/investors/corporate_governance/

About BD

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. To learn more about BD, please visit www.bd.com.

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